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                                                       Agreement No. ###-##-####

EXECUTION COPY


                               SERVICES AGREEMENT

                            BETWEEN VERIZON WIRELESS

                                       AND

                    CELLULAR TECHNICAL SERVICES COMPANY, INC.


                                                                    CONFIDENTIAL





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EXECUTION COPY
contract #176-01-024

                                TABLE OF CONTENTS

ARTICLE I. TERMS AND CONDITIONS APPLICABLE TO THE ENTIRE AGREEMENT...............1
   1.1  DEFINITIONS..............................................................1
   1.2  SCOPE....................................................................6
   1.3  TERM AND TERMINATION.....................................................6
   1.4  TESTIMONY................................................................9
   1.5  PAYMENT..................................................................9
   1.6  NOTICE..................................................................11
   1.7  LAWS, RULES AND REGULATIONS.............................................12
   1.8  PROFESSIONALISM.........................................................12
   1.9  INSURANCE...............................................................12
   1.10 INDEPENDENT CONTRACTOR..................................................13
   1.11 VERIZON WIRELESS' PROPERTY..............................................13
   1.12 CTS PROPERTY............................................................14
   1.13 INFRINGEMENT............................................................14
   1.14 PLANT RULES AND SECURITY REQUIREMENTS...................................15
   1.15 USE AND OWNERSHIP OF INFORMATION........................................15
   1.16 PUBLICITY...............................................................16
   1.17 GOVERNING LAW...........................................................16
   1.18 LITIGATION EXPENSES.....................................................16
   1.19 ASSIGNMENT..............................................................16
   1.20 WAIVER..................................................................17
   1.21 AUDIT...................................................................17
   1.22 SUBCONTRACTING..........................................................17
   1.23 ARTICLE HEADINGS........................................................17
   1.24 SEVERABILITY............................................................17
   1.25 WARRANTIES..............................................................17
   1.26 INDEMNIFICATION.........................................................20
   1.27 FORCE MAJEURE...........................................................21
   1.28 BUSINESS CONDUCT........................................................21
   1.29 NO WAIVER, CUMULATIVE REMEDIES..........................................21
ARTICLE II. SUPPORT SERVICES....................................................22
   2.1  SCOPE OF COVERAGE.......................................................22
   2.2  TECHNICAL SUPPORT SERVICES..............................................22
   2.3  SOFTWARE SUBSCRIPTION SERVICES..........................................25
   2.4  CELL SITE HARDWARE MAINTENANCE..........................................25
   2.5  BLACKBIRD PLATFORM MONITORING SERVICES..................................27
   2.6  BACKUP & RESTORE SUPPORT SERVICES.......................................27
   2.7  ADDITIONAL VERIZON WIRELESS RESPONSIBILITIES............................28
ARTICLE III. ROAMING PROTECTION SERVICES .......................................31
   3.1  THE SERVICE.............................................................31
   3.2  MAINTENANCE OF CTS NETWORK..............................................32
   3.3  ADDITIONAL VERIZON WIRELESS RESPONSIBILITIES............................32

ARTICLE IV. SOFTWARE LICENSE ...................................................34
   4.1. LICENSE OF SOFTWARE.....................................................34
   4.2  SOURCE CODE.............................................................35
   4.3  PROPRIETARY RIGHTS......................................................35

Verizon Wireless/CTS Agreement  CONFIDENTIAL







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
ARTICLE V. ENTIRE AGREEMENT.....................................................37
   5.1  ENTIRE AGREEMENT........................................................37
   5.2  COUNTERPARTS............................................................37
   5.3  SIGNATURES..............................................................37
LIST OF EXHIBITS................................................................38
   EXHIBIT A....................................................................39
   EXHIBIT B ...................................................................40
   EXHIBIT C....................................................................41
   EXHIBIT D....................................................................45

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                               SERVICES AGREEMENT

This Agreement is entered into as of January 1, 2001, by and between CELLULAR TECHNICAL SERVICES COMPANY, INC., a Delaware corporation ("CTS"), and CELLCO PARTNERSHIP, a Delaware general partnership, doing business as VERIZON WIRELESS ("Verizon Wireless ").

WHEREAS, Verizon Wireless, successor-in-interest to GTE Wireless Service Corporation ("GTE"), and CTS entered into a certain Agreement pursuant to which CTS provided certain services for certain software and hardware to GTE; and

WHEREAS, Verizon Wireless, successor-in-interest to Cellco Partnership, doing business as Bell Atlantic Mobile ("BAM"), and CTS entered into a certain Agreement pursuant to which CTS provided certain services for certain software and hardware to BAM; and

WHEREAS, Verizon Wireless, successor-in-interest to AirTouch Cellular, Inc, ("AirTouch") and CTS entered into a certain Agreement pursuant to which CTS provided certain services for certain software and hardware to AirTouch; and

WHEREAS, Verizon Wireless, successor-in-interest to New Par ("NP"), and CTS entered into a certain Agreement pursuant to which CTS provided certain services for certain software and hardware to NP; and

WHEREAS, Verizon Wireless, successor-in-interest to AirTouch Cellular of Georgia ("ATCG"), and CTS entered into a certain Agreement pursuant to which CTS provided certain services for certain software and hardware to ATCG; and

WHEREAS, CTS and Verizon Wireless desire to enter into a new Agreement to supersede the prior agreements with GTE, BAM, AirTouch, NP and ATCG, each a prior company ("Prior Company") to continue the services provided under the various agreements with the Prior Companies under the terms and conditions stated herein; and

WHEREAS, CTS and Verizon Wireless agree that CTS will provide certain services for certain software and hardware as more fully described in the Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, CTS and Verizon Wireless hereby agree as follows:

       ARTICLE I. TERMS AND CONDITIONS APPLICABLE TO THE ENTIRE AGREEMENT

1.1 DEFINITIONS.

     Whenever used in this Agreement with initial letters capitalized, the following terms shall have the following meanings:

     1.1.1 "Aggregate Fee" means the monies required to be paid by Verizon Wireless to CTS in connection with the transactions contemplated in this Agreement, as set forth in Section 1.5.3 below.

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     1.1.2   "Agreement" means this Agreement and any attached schedules, together with all amendments and supplements which may be made thereto from time to time by mutual agreement of the parties.

     1.1.3 "Call Data" means the combination of: (i) the industry standard digital data derived from the radio frequency call event originating from a telecommunications carrier's cellular network; and (ii) the CTS-proprietary digital data resulting from the measuring, processing, and formatting of information derived from such radio frequency call event as performed by a System.

     1.1.4 "Cell Site" means a cellular radio base station location consisting of radio, antenna, and power equipment: (i) that provides cellular telecommunications service to a particular geographic area; (ii) in which certain Components of a System are installed; (iii) that complies with the Infrastructure and Environmental Requirements; and (iv) in which a direct antenna frame hook-up is provided by Verizon Wireless for the Cell Site Hardware installed therein..

     1.1.5 "Cell Site Hardware" means the CTS-proprietary Hardware which is supplied by CTS for installation in Cell Sites.

     1.1.6 "Component" means an individual item of the Hardware or Licensed Programs.

     1.1.7 "Confidential Information" shall have the same meaning ascribed to such term in the Nondisclosure Agreement.

     1.1.8 "Connected System" means each System (as defined below) within the United States which is connected to the CTS Network in accordance with the terms of this Agreement and for which CTS provides Service for such System.

     1.1.9 "CTS Network" means the CTS network that (i) is comprised of CTS proprietary and non-proprietary computer equipment (including without limitation the On-Site Hardware), software, and networking,
             (ii) performs the Service, and (iii) to which one or more Systems are or will be connected in accordance with this Agreement.

     1.1.10 "Customization" means any modification, enhancement, or improvement to any Licensed Program that is made by CTS at the request of Verizon Wireless in accordance with this Agreement, and which is not made generally commercially available by CTS to other cellular carrier licensees of CTS in the United States.

     1.1.11 "Documentation" means CTS's standard user manual(s) for a Licensed Program and all other written documentation for a System that CTS furnishes or has furnished to Verizon Wireless for purposes of this Agreement (as such documentation may be reasonably modified or updated from time to time by CTS with notice to Verizon Wireless). Documentation may include, if applicable, documentation provided to CTS by its suppliers or licensors to the extent CTS is authorized by them to provide such documentation to Verizon Wireless.

     1.1.12 "Verizon Wireless Facility" means each Regional Processor Complex, Cell Site, or other location within a Licensed Market at which any Component of a System is installed.

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     1.1.13  "Governing Agreements" means this Agreement and all Schedules and attachments to any of the foregoing.

     1.1.14 "Hardware" means the following with respect to the System installed in a given Licensed Market: (i) the computer equipment and peripherals (including any operating system software bundled with such equipment as supplied by the equipment manufacturer) agreed by CTS and Verizon Wireless to be necessary to operate the configuration of such System as of the date hereof; and (ii) any additional computer equipment and peripherals as CTS and Verizon Wireless may, from time to time, agree in writing to add to such System as Hardware.

     1.1.15 "Hardware Documentation" means the design specifications setting forth the information required to enable a reasonably skilled hardware manufacturer to make the Cell Site Hardware.

     1.1.16 "Infrastructure and Environmental Requirements" means the physical, electrical, connectivity, and other infrastructure and environmental requirements described in Documentation furnished by CTS to Verizon Wireless (as the same may be reasonably modified or updated from time to time by CTS with notice to Verizon Wireless), which requirements are to be satisfied by Verizon Wireless at each Verizon Wireless Facility at which any portion of the CTS Network is installed in accordance with this Agreement.

     1.1.17 "Intellectual Property Rights" means any valid patent, copyright, trade secret, trademark, or other intellectual property right.

     1.1.18 "License" shall have the meaning ascribed to such term as set forth in Section 3.1.2 and 3.1.3 below, with respect to each Connected System, or the license granted to Verizon Wireless under Section
             4.1.1 below.

     1.1.19  "License Agreement" means Article IV, hereto.

     1.1.20 "Licensed Market" means for each of the market areas identified in the attached Exhibit B, the aggregate of the corresponding cellular service areas identified in such Exhibit that are covered by a System; and any additional market areas as Verizon Wireless may, from time to time, determine with the prior written approval of CTS.

     1.1.21 "Licensed Programs" means the following with respect to each System installed in a given Licensed Market: (i) the CTS-owned computer software (including firmware and patches), in object code form only, and any Third-Party Software, in object code form only, described on Exhibit C hereto; (ii) all New Releases, Maintenance Releases, and Customizations provided by CTS to Verizon Wireless for such System; and (iii) any additional software, data tables, and programs as CTS and Verizon Wireless may, from time to time, agree in writing to add to such System as Licensed Programs.

     1.1.22 "Maintenance Release" means a correction of errors, bugs, or defects in any Licensed Program that is made generally commercially available by CTS to its cellular carrier licensees in the United States, and may also include, at CTS's discretion, any minor modification, enhancement, or improvement to a Licensed Program.

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     1.1.23  "New Release" means any computer program or portion thereof which involves any modification, enhancement, or improvement to any Licensed Program that is: (i) made generally commercially available by CTS to its cellular carrier licensees in the United States; (ii) identified by CTS as either a "major" or "minor" new release; and
             (iii) not merely a Maintenance Release.

     1.1.24 "Nondisclosure Agreement" means that certain Nondisclosure Agreement of even date herewith between CTS and Verizon Wireless (the "Current NDA"), and to the extent not inconsistent therewith, includes any other nondisclosure agreements (including any amendments or supplements to such agreements) between CTS and any of the Prior Companies or any affiliate thereof. A copy of the Current NDA is attached hereto as Exhibit D.

     1.1.25 "Normal Business Hours" means from 6:00 a.m. to 5:00 p.m., Seattle time, Monday through Friday, excluding CTS holidays.

     1.1.26  "On-Site Hardware" means the following with respect to a Connected
             System: (i) the equipment and peripherals (including any software bundled with such equipment by CTS or the equipment manufacturer) for each System for which the Service is being provided in such quantities as CTS and Verizon Wireless agree are necessary to enable CTS to perform the Service for such System; and (ii) any additional equipment and peripherals as CTS and Verizon Wireless may, from time to time, agree in writing to add to this Agreement as On-Site Hardware.

     1.1.27 "Priority 1 Incident" means any condition where (i) a System is completely out of service (i.e., the System is completely down and is not capable of making any counterfeit-valid call decisions and RF fingerprint collections) or where the PreTect Graphical User Interface for a System is completely out of service for more than two (2) consecutive hours, and (ii) the source of the problem is a Regional Processing Complex (RP, AS, Gateway or Cisco Router).

     1.1.28 "Priority 2 Incident" means any condition where a System is up, but there is partial loss of functionality (i.e., the System is working, but there is partial loss of data communication). For example, any condition where the Cell Site Hardware at any Cell Site is completely out of service is a Priority 2 Incident.

     1.1.29 "Priority 3 Incident" means all conditions other than Priority 1 Incidents and Priority 2 Incidents that affect a System (i.e., anomalous System condition that does not impact the System's overall ability to collect data, make counterfeit-valid call decisions, or terminate counterfeit calls).

     1.1.30 "Regional Processor Complex" means each Verizon Wireless location at which regional processors for a System are installed.

     1.1.31  "Roaming Agreement" means that certain Article III, hereto.

     1.1.32 "Service User" means a telecommunications carrier which: (i) operates one or more systems comprised of the CTS Blackbird'r' Platform and PreTect'TM' fraud prevention application, pursuant to a written agreement between such carrier and CTS, and (ii)

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             has authorized CTS to transmit Call Data to and from such carrier and to otherwise perform the Service, pursuant to a written agreement between such carrier and CTS.

     1.1.33 "Source Code" means the source code form of the Licensed Programs, in a form suitable for reproduction by computer or photocopy equipment, and all material enhancements, modifications, revisions, and other changes thereto.

     1.1.34 "Specifications" means the specifications for a System as set forth in the attached Exhibit C.

     1.1.35 "Support Services" shall have the same meaning ascribed to such term in Section 2.1 below.

     1.1.36  "Support Services Agreement" means that certain Article II, hereto.

     1.1.37 "Supported Products" means the following for a given System: (i) the Licensed Programs; (ii) the Cell Site Hardware; and (iii) any CTS-certified Hardware that CTS agrees in writing to support under the terms of this Agreement and the applicable support service terms provided by the manufacturer of such Hardware. Notwithstanding the above, if CTS publishes a New Release, then only that release and the immediately preceding release (and no versions older than the immediately previous release) will be eligible for coverage under this Agreement; provided, that CTS will support the most current release of the Licensed Programs as of the date of this Agreement and each New Release subsequently provided under this Agreement for no less than six (6) months from the date that such release is provided to Verizon Wireless.

     1.1.38  "Support Contacts" shall have the meaning ascribed to such term in
             Section 2.7.1 below.

     1.1.39 "System" shall mean the combination of the Hardware and Licensed Programs configured and installed for use by Verizon Wireless within a designated Licensed Market in accordance with the terms of this Agreement.

     1.1.40 "Third Party" means any person or entity other than CTS, Verizon Wireless, or a person, association, partnership, corporation or joint stock company or trust that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Verizon Wireless. For purposes of the above definition, "control" means: (i) ownership of a majority of the voting power of all classes of voting stock; (ii) ownership of a majority of the beneficial interests in income and capital of an entity other than a corporation; (iii) ownership of a general partnership interest in a limited partnership; or (iv) ownership of a managing partnership interest in a general partnership.

     1.1.41  "Third-Party Software" means the following with respect to a given
             System: (i) the computer programs described on Exhibit C hereto that are licensed to CTS by Third Parties and that CTS sublicenses to Verizon Wireless, in object code form only, as part of the Licensed Programs, but for which CTS has no source code rights; and
             (ii) any additional software, data tables, and programs as CTS and Verizon Wireless may, from time to time, agree in writing to add to such System as Third-Party Software.

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1.2 SCOPE.

     1.2.1 CTS will provide the services described in this Agreement on the terms and conditions set forth below ("Services").

     1.2.2 All Services shall be performed in strict conformity with any oral or written instructions furnished to CTS by Verizon Wireless, provided that such instructions do not conflict with the terms of this Agreement. CTS will devote such time, efforts and resources to the performance of Services as are reasonably necessary to accomplish the tasks specified in this Agreement.

     1.2.3   Status of Systems.

             CTS and Verizon Wireless agree and acknowledge that (i) the current configuration of each System are defined in the most recent agreement, in each case, between CTS and each of the Prior Companies, and such configuration is incorporated herein, (ii) all Cell Sites and Cell Site Hardware have been paid for and accepted, and (iii) common names for each Licensed Market will be used (e.g., the former BAM-NY market), and that Cell Sites and Regional Processing Centers shall remain in their current locations.

     1.2.4   Supply of Hardware.

             Verizon Wireless may purchase quantities of CTS-certified Hardware either from CTS or Third Parties approved in advance and in writing by CTS, subject to the terms of this Agreement. Certain CTS-certified Hardware purchased from Third Parties will be subject to an integration fee. Upon request, CTS shall furnish a list of CTS-certified Hardware and may update such list from time to time with written notice to Verizon Wireless. Except as specifically set forth herein, CTS shall have no liability with respect to any Hardware components supplied by any person or entity other than CTS.

1.3 TERM AND TERMINATION.

     1.3.1   Term.

             The term of this Agreement will commence on the date of this Agreement and will continue thereafter for an initial term ending on December 31, 2001. This Agreement may be extended by Verizon Wireless for a one-year term as follows: such extension (i) shall cover only Verizon Wireless' West Coast markets and shall include a maximum of 600 Cell Sites, (ii) Support Services shall be provided by CTS for a fee of $1,725,000, which fee shall be due and payable in full on January 1, 2002, (iii) Verizon Wireless must give written notice of it intent to exercise such renewal option no later than September 30, 2001, and (iv) is subject to CTS and Verizon Wireless agreeing on additional reductions in CTS' technical support coverage for the renewed markets. All other terms and conditions hereof shall remain in effect during any renewal term, except as the parties otherwise expressly agree to in writing. CTS and Verizon Wireless agree to negotiate in good faith to expand the coverage to sites in excess of 600 for 2002. Such contract renegotiation (including fees and services to be provided) will take into account geographic and market coverage for all of CTS' Blackbird Verizon Wireless' and CTS' costs of continuing its services for 2002. All

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             other terms and conditions hereof shall remain in effect during any renewal term, except as the parties otherwise expressly agree to in writing. Notwithstanding the above, this Agreement shall terminate as set forth under Section 1.3.2 below.

1.3.2 Termination

             a. This Agreement may be terminated in the Event of a Default or material breach of this Agreement by CTS. Any of the following shall be considered an "Event of Default":

                o CTS is adjudged bankrupt or insolvent; or

                o CTS makes a general assignment for the benefit of its
                  creditors; or

                o A trustee or receiver is appointed for CTS or for any of its property; or

                o Any petition by or on behalf of CTS is filed to take advantage of any debtor's act or to reorganize under the bankruptcy or similar laws; or

                o CTS otherwise violates any material provision of this
                  Agreement, as defined in (b), below.

             b. Material Breach after Notice.

                Except as otherwise set forth in this Agreement, upon material breach or default under this Agreement by any party (the "breaching party"), if the other party ("non-breaching party") gives written notice of such breach or default and the same is not cured within thirty (30) days after delivery of such notice, then, without limitation of any other remedy available hereunder, the non-breaching party may terminate this Agreement by delivery of a notice of termination at any time thereafter before such breach or default has been cured; provided, that for any breach or default (other than a payment default or a default under Article IV,) that is not reasonably susceptible of cure within thirty (30) days, the breaching party shall have such additional time, up to ninety (90) additional days, as is reasonably necessary to cure the default, so long as such party continuously and diligently pursues such cure. The parties agree that the failure to make payments of the Aggregate Fee or other charges when due hereunder shall constitute a "material breach" of this Agreement.

             c. Immediate Termination.

                Notwithstanding anything to the contrary, this Agreement and the License may be immediately terminated upon written notice: (i) at the option of CTS in the event that Verizon Wireless violates any of the provisions of Article IV, in any way without the prior written consent of CTS, and Verizon Wireless fails to cure such violation within (3) days after CTS's delivery of notice of breach to Verizon Wireless; or (ii) at the option of either party if the other party materially violates the provisions of the Nondisclosure

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                Agreement, and such violation cannot be or is not cured in a manner contemplated in the Nondisclosure Agreement.

     1.3.3   Effect of Expiration or Termination.

             a. Following the expiration or termination of this Agreement,
                Verizon Wireless shall have the right to use the Licensed Programs and Documentation as provided under the License with respect to the configuration of Systems installed as of the expiration or termination of this Agreement, until the first to occur of any of the following: (i) if this Agreement is terminated pursuant to Sections 1.3.2 due to a breach or default by Verizon Wireless, then the License shall cease upon termination of this Agreement; or (ii) if this Agreement expires or is terminated pursuant to Section 1.3.2 due to a breach or default by CTS, then the License shall continue under the survival terms described in Section 1.3.5 until breach or default by Verizon Wireless and the expiration of any applicable cure period with respect to such breach or default.

             b. Upon the expiration or termination of this Agreement, Verizon
                Wireless shall immediately cease use of the Confidential Information of CTS (excluding copies of Licensed Programs and Documentation in Verizon Wireless' possession as of such expiration or termination, which Verizon Wireless may retain and use for the duration of the License pursuant to this Section 1.3.3, for the sole purpose of supporting then-installed Systems) and shall, at CTS's election, either: (i) return to CTS the original and all copies of the same, in whole or in part, in any form, including partial copies and modifications, and any related materials received from CTS, or (ii) furnish to CTS a certified executed document stating that the same has been destroyed. Upon the termination of the License, Verizon Wireless shall immediately return or destroy all copies of Licensed Programs and Documentation retained for use pursuant to this
                Section 1.3.3 in accordance with the procedures set forth in this subsection.

             c. Upon the expiration or termination of this Agreement, CTS shall immediately cease use of the Confidential Information of Verizon Wireless (except as the parties otherwise expressly agree to in writing) and shall, at Verizon Wireless' election, either: (i) return to Verizon Wireless the original and all copies of the same, in whole or in part, in any form, including partial copies and modifications, and any related materials received from Verizon Wireless, or (ii) furnish to Verizon Wireless a certified executed document stating that the same has been destroyed.

     1.3.4   Duties Upon Termination.

             a. All accrued and unpaid Fees and other charges hereunder shall be immediately due and payable upon termination of this Agreement. Termination of this Agreement shall not be construed to waive or release any claim which a party is entitled to assert at the time of such termination, and the applicable provisions of this Agreement shall continue to apply to such claim until it is resolved.

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             b. Following the expiration or termination of this Agreement, CTS shall promptly remove all components of the CTS Network located at Verizon Wireless Facilities, and Verizon Wireless shall cooperate with CTS and provide CTS with such access to Verizon Wireless Facilities as CTS reasonably requires for the purpose of removal of all such components.

     1.3.5   Survival Terms.

             Upon termination of this Agreement, all obligations of the parties hereunder shall cease, except those obligations described in Sections 1.3.2, 1.3.3, 1.3.4, 1.4, 1.5, 1.18, 1.25.9, 1.25.10,
             1.26, 4.1.2 and 5.1 , which provisions shall survive the termination of this Agreement. Termination of this Agreement shall not be construed to waive or release any claim which a party is entitled to assert at the time of such termination, and the applicable provisions of this Agreement shall continue to apply to such claim until it is resolved.

     1.4     TESTIMONY.

             Matters relating to this Agreement may be in issue before various regulatory or judicial bodies. CTS agrees to have appropriate members of its firm, including senior members, willing to testify at appropriate times and reasonable fees regarding any aspect of this Agreement as known to CTS.

1.5 PAYMENT.


     1.5.1 The cost to Verizon Wireless for the performance of the Services shall be payable in accordance with the terms of Sections 1.5.3 and 1.5.4, below.

     1.5.2 All invoices from CTS to Verizon Wireless shall be sent to Verizon Wireless at the address indicated in this Agreement and must include the Contract number. CTS's last invoice submitted shall be marked "FINAL."

     1.5.3   Aggregate Fee.

             a. In consideration for the services provided by CTS hereunder, including all Base Support Fees, Blackbird Platform Monitoring Services Fees, Backup & Restore Support Services Fees and Frame Relay Fees as selected on Exhibit A, and under the License Agreement and the Roaming Agreement, Verizon Wireless hereby agrees to pay the amount of $4,275,000, which Aggregate Fee shall be invoiced as follows: $2,275,000 due upon execution of this Agreement, and $2,000,000 due June 1, 2001. Verizon Wireless will also pay CTS for re-marketed HP and Cisco support services as defined in Section 2.4.2(d), below.

             b. Verizon Wireless shall provide to CTS an executed blanket purchase order in the amount of $20,000. Such purchase order may be used by CTS to cover the cost of non-returned replacement parts as described in , Section 2.4.2(c), and additional services that may be requested by Verizon Wireless and

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                approved in advance by Verizon Wireless HQ Fraud Prevention &
                Strategy Department during the term of this Agreement and that are not covered by the Aggregate Fee (e.g., reconfiguration of markets, additional renaming of sites as described in Section 2.2.1(a), below, off-hours calls, Verizon Wireless-requested training programs and other special projects). Such charges shall be governed in accordance with Section 1.5.4(b), below.

     1.5.4   Standard Terms.

             a. In addition to the Aggregate Fee and any other charges required to be paid by Verizon Wireless to CTS hereunder, Verizon Wireless shall pay (or, at CTS's election, reimburse CTS) for all federal, state, and local taxes and withholding requirements in connection with the transactions contemplated by this Agreement (excluding taxes based on CTS's net income or its authority to do business within a given state). Such taxes specifically include, without limitation: (i) excise, sales, use and royalty taxes, withholding taxes and related requirements, value-added taxes, all similar taxes and charges now in effect or enacted in the future; and (ii) all interest and penalties which may result from the failure to pay any of such taxes or charges. If CTS receives any notice of deficiency with respect to any such taxes or charges, CTS will promptly deliver notice thereof to Verizon Wireless so that Verizon Wireless may have a reasonable opportunity to contest such taxes and any related interest and penalties.

             b. Verizon Wireless will pay CTS for all services requested and authorized by Verizon Wireless in writing which are not specifically covered under the Aggregate Fee at CTS's then-current rates for labor (presently $210 per hour), parts, and materials, plus all reasonable expenses incurred by CTS or its subcontractors in providing such services (including without limitation travel, lodging, per diem expenses, long distance telephone charges, and similar expenses). Verizon Wireless will be charged a minimum of two hours of service for the performance of any such services, subject to a 1.5 multiplier applied for overtime work and a 2.0 multiplier applied for Sunday and holiday work.

             c. Except as otherwise expressly set forth in this Agreement or any schedule hereto: (i) CTS will invoice Verizon Wireless for amounts to be paid hereunder, and Verizon Wireless will pay the amounts described in each invoice within forty-five (45) days after receipt of the applicable invoice; (ii) Verizon Wireless shall not be entitled to the return or reimbursement of any compensation paid to CTS pursuant to this Agreement; and (iii) the Aggregate Fee and any other charges hereunder shall be paid to CTS in immediately available funds in United States Dollars.

             d. If Verizon Wireless fails to pay any sum when due and payable in excess of forty-five (45) days, CTS reserves the right to invoice Verizon Wireless for interest at a rate of one percent (1%) per month, or the maximum rate permitted by applicable law if lower, accruing from the due date of such payment until paid. If CTS is entitled to the sums sought to be collected, it

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                may also be entitled to receive all costs expended by CTS in collecting those sums, including without limitation reasonable attorneys' fees.

             e. If termination occurs prior to June 1, 2001, when the second payment of the Aggregate Fee is due, no further payments will be due to CTS. If such termination occurs after the second payment is due, CTS will refund Verizon Wireless one sixth (1/6) of the second payment for every month of service not provided. The beginning date for calculation of refund will be the date that the incident causing material breach occurred.

1.6 NOTICE.


     1.6.1 Any notice to be given hereunder by either party to the other shall be in writing and shall be valid and sufficient if dispatched by:
             (a) registered or certified mail, return receipt requested, postage prepaid in any post office in the United States; (b) hand delivery;
             (c) recognized overnight courier prepaid; or (d) via facsimile transmission upon electronic confirmation of receipt.

     1.6.2   Notices to Verizon Wireless shall be addressed to:


             Verizon Wireless
             One Verizon Place
             Alpharetta, GA 30004
             Attention:  Jeffrey Schaulin, Associate Director
             - Fraud Prevention and Strategies
             Mail Code; GA1A2FPS

             With a copy to:

             Verizon Wireless
             One Verizon Place
             Alpharetta, GA 30004
             Attention:  Allen Edenfield, Manager - Contracts
             Mail Code; GA2A1PRO

             With a copy to:


             Verizon Wireless
             180 Washington Valley Road
             Bedminster, New Jersey 07921
             Attention: S. Mark Tuller, Esq. General Counsel

             Notices to CTS shall be addressed to:

             2815 Second Avenue, Suite 100
             Seattle, Washington 98121
             Attention: Legal Department
             Telefax: (206) 269-1404

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     1.6.3   If either party changes its address during the term hereof, it shall so advise the other party in writing and any notice thereafter required to be given shall be sent to such new address.

1.7 LAWS, RULES AND REGULATIONS.

             If required by federal law, CTS shall comply, at its own expense, with the provisions of the Fair Labor Standards Act of 1938, as amended, and all other applicable state and municipal requirements and those of state and federal laws applicable to CTS as an employer of labor or otherwise.

1.8 PROFESSIONALISM.


     1.8.1 The services to be provided by CTS under this Agreement shall proceed with promptness and diligence and shall be executed in accordance with the highest professional standards in the field, to Verizon Wireless' reasonable satisfaction.

     1.8.2 CTS shall replace, at Verizon Wireless' request, any employee, agent or consultant, furnished by CTS who, in Verizon Wireless' reasonable opinion, is incapable, uncooperative or otherwise unacceptable in the execution of the services to be provided under this Agreement.

     1.8.3 Verizon Wireless shall have the option to require CTS to correct any deficiencies in its work product or services, at no additional cost to Verizon Wireless. Deficiencies are to be determined by generally accepted professional standards, including the use of peer review.

1.9 INSURANCE.


     1.9.1 CTS shall secure and maintain at its expense during the Term, or Renewal Term as applicable, the following: (i) workers' compensation insurance as required by Statute, and Employer's Liability insurance with limits of not less than $1,000,000. per occurrence; (ii) commercial general liability insurance (including, but not limited to, premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, personal injury) with limits of at least $2,000,000 combined single limit for each occurrence (iii) commercial automobile liability with limits of at least $2,000,000 combined single limit for each occurrence; (iv) professional liability (Errors and Omissions) with limits of not less than $1,000,000 per claim; and (v) excess liability insurance in the umbrella form with a combined single limit of $5,000,000.


     1.9.2 Verizon Wireless shall be named as additional insured on all policies of insurance purchased by CTS. CTS shall furnish certificates evidencing such insurance to Verizon Wireless upon the execution of this Agreement and thereafter on each anniversary of the Effective Date or upon written request of Verizon Wireless. Each insurance policy shall state by endorsement that such policy shall not be canceled or materially changed without at least ten
             (10) days prior written notice to Verizon Wireless by mail, and shall immediately notify Verizon Wireless of any reduction or possible reduction in the limits of any such policy where such reduction, when added to any previous reductions, would exceed twenty-five (25%) percent of the limits.

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1.10 INDEPENDENT CONTRACTOR.

     1.10.1 Neither CTS nor its officers, directors, employees or consultants, shall be deemed to be employees or agents of Verizon Wireless, it being understood that CTS is an independent contractor for all purposes and at all times; and CTS shall be solely responsible for the safety and supervision of its consultants as well as for the withholding and payment of all federal, state and local personal income taxes, social security, unemployment and sickness disability insurance and other payroll taxes with respect to its employees, including contributions from them when and as required by law. CTS shall timely pay such taxes or charges to the appropriate governmental agencies with respect to its officers, directors, employees or consultants. CTS shall be liable for all workers' compensation benefits, premiums and other similar charges with respect to its officers, directors, employees or consultants .

     1.10.2 CTS shall indemnify and hold harmless Verizon Wireless for any taxes, interest, penalties, damages, costs, charges, expenses or other sums incurred by Verizon Wireless, including, but not limited to, charges or assessments from any revenue authority, arising from any claim against Verizon Wireless or any of its affiliates, by such authority based on the services provided under this Agreement or compensation therefor.

1.11 VERIZON WIRELESS' PROPERTY.

     1.11.1 Title to all property owned by Verizon Wireless and furnished to CTS shall remain in Verizon Wireless.

     1.11.2 Any property owned by Verizon Wireless and in CTS's possession or control shall be used only in the performance of this Agreement unless authorized in writing by Verizon Wireless. CTS shall adequately protect such property, and shall deliver or return it to Verizon Wireless or otherwise dispose of it as directed by Verizon Wireless.

     1.11.3 CTS shall be responsible for any loss of or damage to property owned by Verizon Wireless and in CTS's possession or control.

1.12 CTS PROPERTY

     1.12.1 Title to all property owned by CTS and furnished to Verizon Wireless shall remain in CTS.

     1.12.2 Any property owned by CTS and in Verizon Wireless' possession or control shall be used only in the performance of this Agreement unless authorized in writing by CTS. Verizon Wireless shall adequately protect such property, and shall deliver or return it to CTS or otherwise dispose of it as directed by CTS.

     1.12.3 Verizon Wireless shall be responsible for any loss of or damage to property owned by CTS and in Verizon Wireless' possession or control.

     1.12.4 CTS Facilities. CTS shall maintain CTS Facilities in compliance with the Infrastructure and Environmental Requirements at all times during the term of this

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             Agreement. If, upon inspection, Verizon Wireless determines that the Infrastructure and Environmental Requirements are not met, Verizon Wireless will promptly notify CTS, and CTS shall cure the Infrastructure and Environmental Requirements defects within three
             (3) business days of receipt of Verizon Wireless' notice.

1.13 INFRINGEMENT.

     1.13.1 The following terms apply to any infringement, suit for or claim or allegation of infringement of any patent, trademark, copyright, trade secret or other proprietary interest (collectively referred to as "IP Claim") based on the manufacture, use, sale, or importation into the United States of any material, equipment, product, program or service ("Product or Service") furnished to Verizon Wireless under or in contemplation of this Agreement. CTS shall indemnify and hold harmless Verizon Wireless and any of its affiliates, customers, officers, directors, employees, assigns and successors for any loss, damage, expense, cost (including, but not limited to, any attorney's fees incurred in the enforcement of this indemnity) or liability that may result by reason of any such IP Claim, and CTS shall defend or settle, at its own expense, any such IP Claim against Verizon Wireless.

     1.13.2 Verizon Wireless shall provide CTS with prompt written notice of any IP Claim that identifies a Product or Service provided to Verizon Wireless hereunder and tender to CTS sole control of any such action or settlement negotiations to the extent covered by the indemnification provided herein. CTS shall keep Verizon Wireless advised of the status of any such IP Claim and of its defense and/or negotiation efforts and shall afford Verizon Wireless reasonable opportunity to review and comment on significant actions planned to be taken by CTS on behalf of Verizon Wireless. If any such IP Claim involves other vendors of Verizon Wireless, CTS shall cooperate as reasonably necessary to effectively defend Verizon Wireless. Verizon Wireless shall, at CTS's expense, reasonably cooperate with CTS in the defense of Verizon Wireless. The omission of Verizon Wireless to provide notice to CTS of any such action shall not relieve CTS from any liability in respect of such action which it may have to Verizon Wireless on account of the indemnity agreement contained in this Section 1.13, except to the extent CTS may have been prejudiced by the failure to give notice.


     1.13.3 If the use, manufacture, sale, or importation in the United States of any Product or Service furnished hereunder becomes subject to an IP Claim, CTS shall, at Verizon Wireless' option and at no expense to Verizon Wireless, (i) by license or other release from claim of infringement obtain for Verizon Wireless and Verizon Wireless' customers the right to make, use, sell and/or import into the United States the Product or Service, as appropriate; or (ii) substitute an equivalent non-infringing Product or Service reasonably acceptable to Verizon Wireless, which meets the specifications for the Product or Service, and extend this indemnity thereto; or (iii) modify such Product or Service to make it non-infringing but continue to meet the specifications therefore, and extend this indemnity thereto; or (iv) accept the return of the Product or Service and reimburse Verizon Wireless the purchase price therefore, less a reasonable charge for reasonable wear and tear, and release Verizon Wireless from all future payments under this Agreement.

1.14 PLANT RULES AND SECURITY REQUIREMENTS.

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             CTS and all Consultants shall, while on Verizon Wireless' premises, comply with all plant rules and regulations in effect at such premises, including security requirements. CTS's rights of entry shall be subject to applicable governmental security laws.

1.15 USE AND OWNERSHIP OF INFORMATION.

     1.15.1 CTS shall execute the "Non-Disclosure Agreement" in the form appended hereto as Exhibit D. All employees and consultants shall be provided a copy of the executed "Non-Disclosure Agreement" and shall execute an "Acknowledgment" in the form attached to the "Non-Disclosure Agreement" as Attachment A of Exhibit D.

     1.15.2 While CTS and/or its Consultants are engaged in the performance of services hereunder, inventions may be made or conceived of for the first time reduced to practice by said Consultants, either solely or jointly with others, in the course of, or as a result of, such performance of services. In consideration of the payment by Verizon Wireless to CTS of the amounts specified for the performance of services hereunder, CTS hereby does assign and will assign to Verizon Wireless all right, title and interest in and to such inventions, discoveries and improvements, and any patents, copyrights or other forms of legal protection that may be granted thereon in any country. CTS further agrees, without charge to Verizon Wireless, but at Verizon Wireless' expense, to execute, acknowledge and deliver all such papers as may be necessary to obtain patents for such inventions in any and all countries of the world and to vest title thereto in Verizon Wireless, its successors and assigns. CTS shall have and acquire from its Consultants such assignments and rights as to assure that Verizon Wireless shall receive all of the rights provided for in this Agreement. CTS shall provide a copy of all documents to show that all Work and intellectual property developed by it and its Consultants have been transferred to CTS.

1.16 PUBLICITY.

     CTS shall not issue or release for publication any articles or advertising or publicity matter relating to the work performed hereunder or mentioning or implying the name of Verizon Wireless or any of its partners, affiliates or personnel, unless prior written consent is granted by Verizon Wireless.

     Either party may make public announcements concerning the terms of this Agreement or the existence of this Agreement without such express written consent of the other party if: (i) the announcement is necessary for such party to comply with the requirements of the United States Securities and Exchange Commission, any other governmental agency, any court of competent jurisdiction, or applicable law or regulation; or (ii) the subject matter of such announcement had been previously disclosed in accordance with the requirements of this subsection.

1.17 GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of New York without reference to its provisions on conflict of laws.

1.18 LITIGATION EXPENSES.

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     In any controversy, claim or dispute arising out of, or relating to, this
     Agreement or the method and manner of performance thereof or the breach thereof, the prevailing party may be entitled to recover from the other party, in addition to any other relief, all of its reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such controversy, claim, or dispute. If neither party wholly prevails, the party that substantially prevails may be awarded all of its reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such controversy, claim, or dispute.

1.19 ASSIGNMENT.

     Any assignment of this Agreement, in whole or in part, or any other interest hereunder without Verizon Wireless' written consent, except an assignment confined solely to monies due or to become due, shall be void. It is expressly agreed that any such assignment of monies shall be void to the extent that it attempts to impose upon Verizon Wireless obligations to the assignee additional to the payment of such monies, or to preclude Verizon Wireless from dealing solely and directly with CTS in all matters pertaining hereto, including the negotiation of amendments or settlements of amounts due. It is further agreed that Verizon Wireless, upon written notice to CTS, may assign this Agreement, in whole or in part, or any of it rights, duties and obligations under this Agreement to its parent, an affiliate or affiliates of Verizon Wireless or to a partnership or partnerships in which Verizon Wireless or an affiliate has an interest.

     This Agreement shall inure to the benefit of, and shall be binding upon the parties hereto and their respective successors and permitted assigns.

1.20 WAIVER.

     No provision of this Agreement shall be deemed waived, amended, or modified by either party, unless such waiver, amendment or modification be in writing and signed by the party against whom it is sought to enforce the waiver, amendment or modification.

1.21 AUDIT.

     CTS shall maintain complete records of all costs payable by Verizon Wireless under the terms of this Agreement for three (3) years after termination of Agreement. Such records shall specifically include, but are not limited to, timesheets. All such records shall be maintained in accordance with recognized accounting practices. Verizon Wireless shall have the right, through its authorized representatives, to examine and audit such records at all reasonable times. The correctness of CTS's billing shall be determined by such audits.

1.22 SUBCONTRACTING.

     CTS shall not, without the prior written consent of Verizon Wireless, subcontract any portion of the work covered by this Agreement. Any subcontractor consented to must agree to all the terms and condition of this Agreement and CTS shall be liable for the conduct of such subcontractor to the same extent as CTS's liability under this Agreement.

1.23 ARTICLE HEADINGS.

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     The headings of the several Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.24 SEVERABILITY.

     If any provision, or portion thereof of this Agreement is invalid under applicable statute or rule of law, it is only to that extent to be deemed omitted, and such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

1.25 WARRANTIES.

     1.25.1 CTS represents and warrants to Verizon Wireless and its assigns that all services performed under this Agreement shall be performed in a professional and workmanlike manner, free from material faults and defects and in conformity with the reasonable trade practices in the industry. This warranty shall be in addition to, and not in limitation of, any other warranty or remedy provided by law.

     1.25.2 CTS represents and warrants that no portion of the material prepared for Verizon Wireless or services rendered to Verizon Wireless under this Agreement is derived from or includes any copyrighted or similarly protected material, other than such material as CTS has provided a license or other evidence from such owner of the ability to do so.

     1.25.3 CTS represents and warrants to Verizon Wireless, to the best of its knowledge and belief, that any software provided to Verizon Wireless by CTS does not contain or will not contain any Self-Help Code nor any Unauthorized Code (defined below).

     1.25.4 As used in this Agreement, "Self-Help Code" means any back door, "time bomb", drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than a licensee of the program. Self-Help Code does not include software routines in a computer program, if any, designed to permit the licensor of the computer program (or other person acting by authority of the licensor) to obtain access to a licensee's computer system(s) (e.g., remote access via modem) for purposes of maintenance or technical support.

     1.25.5 As used in this Agreement, "Unauthorized Code" means any virus, Trojan horse, worm, or any other software routines or hardware components designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions. The term Unauthorized Code does not include Self-Help Code.

     1.25.6 CTS shall remove promptly any such Self-Help Code or Unauthorized Code in the software of which it is notified or may discover.

     1.25.7 In addition to the warranties stated above, CTS agrees to provide the following warranties:

             a. Roaming Service Warranty.

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                CTS warrants that any service outage of the CTS Network will not exceed twenty-four (24) hours in duration for so long as Verizon Wireless has a Connected System, provided that CTS shall have no liability under this section to the extent that the service outage or any delay in CTS meeting its obligations under this section is due, in whole or part, to any cause beyond CTS's reasonable control or any cause that is not attributable to the CTS Network. If CTS breaches the foregoing warranty, then, as Verizon Wireless' exclusive remedy for such breach, CTS shall provide Verizon Wireless with a credit equal to $450.00 per 24-hour period for each additional 24-hour period that the service outage continues after the initial 24 hours of the service outage.

             b. Intellectual Property Rights.

                CTS hereby warrants to Verizon Wireless that, subject to the provisions of Section 4.1 below, each Licensed Program (not including any Third-Party Software), if used by Verizon Wireless in accordance with the terms of this Agreement, is free of any valid claim by a Third Party that such Licensed Program (not including any Third-Party Software) infringes an existing United States Intellectual Property Right of such Third Party. Verizon Wireless' exclusive remedy for breach of the warranty set forth in this Section 1.25.7(b), is set forth in Section 1.26, below.

             c. Software Performance.

                For each System, CTS hereby warrants to Verizon Wireless that the Licensed Programs (not including any Third-Party Software), when used in conjunction with the Hardware necessary for operation of such System and with Verizon Wireless' cellular network operating in a normal manner, and when all relevant Infrastructure and Environmental Requirements are satisfied, will materially perform in accordance with their Specifications for so long as the Support Services Agreement is in full force and effect. Verizon Wireless' exclusive remedy for breach of such warranty shall be correction by CTS, at no additional charge to Verizon Wireless, of any errors or malfunctions in such Licensed Programs found not to be in compliance with such warranty, in accordance with the terms of the Support Services Agreement; provided, that CTS shall have no obligation to make such corrections if Verizon Wireless is in breach or default under this Agreement and is notified, in writing, of such breach or default, or if Verizon Wireless fails to notify CTS in writing within a reasonable time of discovery of such errors or malfunctions. If a correction of an error or malfunction is commercially impractical, CTS may provide Verizon Wireless with a commercially reasonable circumvention of such error or malfunction. For Third-Party Software supplied by CTS, CTS will pass through to Verizon Wireless the warranties that CTS receives from its vendor for such Third-Party Software, to the extent that such vendor will honor such warranties.

             d. Emergency 911 Calls.

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                For each System, CTS hereby warrants to Verizon Wireless that the CTS-proprietary Licensed Programs, when used in conjunction with the Hardware necessary for operation of such System and with Verizon Wireless' cellular network operating in a normal manner, and when all relevant Infrastructure and Environmental Requirements are satisfied, will not interdict "911" or "*911" call destinations initiated within Verizon Wireless' cellular network; provided, that CTS shall have no liability under this
                Section 1.25.7(d) if: (i) the System, at Verizon Wireless' request, is configured to potentially interdict such call destinations; or (ii) the System's failure to perform as required hereunder is due to any cause or condition beyond CTS's reasonable control.

     1.25.8  Limitation of Warranty.

             EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 1.25.8, CTS MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE SUPPORT SERVICES OR TO ANY SYSTEM, HARDWARE, LICENSED PROGRAMS, DOCUMENTATION, OR ANY OTHER ITEMS OR SERVICES COVERED BY OR FURNISHED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY (I) OF MERCHANTABILITY, (II) OF FITNESS FOR A PARTICULAR PURPOSE, OR (III) ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.

     1.25.9  Limitation of Liability

             Except for indemnification obligations for third-party claims or infringement claims made by either party to this agreement, neither party shall be responsible or held liable to the other, its employees, subcontractors and/or agents, or any third party, for any indirect, incidental, special, consequential or punitive damages or lost profits for any Claim or demand of any nature or kind, arising out of or in connection with this Contract or the performance or breach thereof. Notwithstanding anything that may appear to the contrary herein, and except for indemnification obligations for third-party claims or infringement claims made by either Party, in no event shall either Party be liable in the aggregate for more than the amount actually invoiced/received under this Agreement.

1.26 INDEMNIFICATION.

     1.26.1 CTS shall defend, indemnify and hold harmless Verizon Wireless, its parents, subsidiaries and affiliates, and its and their respective directors, officers, partners, employees, agents, successors and assigns ("Indemnified Parties") from any claims, demands, lawsuits, damages, liabilities, judgments and settlements of every kind ("Claims") that may be made in connection with CTS's obligations under this Agreement: (a) by anyone for injuries (including death) to persons or damage to property, including theft, resulting from the acts or omissions of CTS or those persons furnished by CTS, including its subcontractors (if any); or (b) by persons furnished by CTS and its subcontractors (if any) under Worker's Compensation or similar acts. The foregoing indemnification shall apply whether CTS or an

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             Indemnified Party defends such Claim and whether the
             Claim arises or is alleged to arise out of the acts or omissions of the CTS (and/or any subcontractor of CTS) or out of the concurrent acts or omissions of CTS (and/or any subcontractor of CTS) whether negligent or otherwise.

     1.26.2 CTS shall defend Verizon Wireless at Verizon Wireless' request, against any such liability, claim or demand. The foregoing indemnification shall apply whether CTS or Verizon Wireless defends such suit or claim and whether the death, injury or property damage is caused by the sole acts or omissions of CTS or by the concurrent acts or omissions of Verizon Wireless or CTS hereunder. Verizon Wireless agrees to notify CTS promptly of any written claim or demands against Verizon Wireless for which CTS is responsible hereunder. CTS shall have the right to defend any such claim with counsel reasonably acceptable to Verizon Wireless.

     1.26.3 The supplied software, hardware and related services provided hereunder (i) shall perform on and after January 1, 2000 in as good a manner as before such date, and (ii) shall at all times manage, manipulate and report data involving dates (including the year 2000, dates before and after the year 2000, and single-century and multi-century formulas) without generating incorrect values or dates or causing an abnormally-ending scenario within an application. CTS shall indemnify Verizon Wireless and Verizon Wireless' customers for any loss, cost, or damages sustained because of CTS's Year 2000 noncompliance.

1.27 FORCE MAJEURE.

     In no event shall either party have any liability for any failure to comply with this Agreement, if such failure results from the occurrence of any contingency beyond the reasonable control of the party, including without limitation, strike or other labor disturbance, riot, theft, flood, fire, lightning, storm, any act of God, power failure, war, national emergency, interference by any government or governmental agency, embargo, seizure, or enactment of any law, statute, ordinance, rule or regulation.

1.28 BUSINESS CONDUCT.

     Both Parties shall take all reasonable measures necessary to ensure that the other and/or its Consultant(s) shall conduct themselves in accordance with the highest standards of honesty, integrity and fair dealing including, but not limited to, compliance with any ethical codes promulgated by Verizon Wireless and applicable to parties providing consulting services.

1.29 NO WAIVER, CUMULATIVE REMEDIES

     No consent or waiver, express or implied, by any party to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Except where contrary to the express terms herein, the rights and remedies herein are cumulative to those that exist at law or in equity and there shall be no implied waiver of such rights and remedies.

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                          ARTICLE II. SUPPORT SERVICES

2.1 SCOPE OF COVERAGE.

     2.1.1   Support Services Options.

             a. Base Support Services. CTS hereby offers the following support services (collectively, the "Base Support Services") to Verizon Wireless for the Supported Products of each System, subject to the terms and conditions set forth in this Agreement:

                i. Technical Support Services: CTS will provide the technical support services described in Section 2.2 below.

                ii. Software Subscription Services: CTS will provide software subscription services for New Releases of the Licensed Programs supported under this Agreement, as more fully described in Section 2.3 below.

                iii. Cell Site Hardware Maintenance: CTS will provide on-site maintenance of Cell Site Hardware as more fully described in Section 2.4 below.

             b. Blackbird Platform Monitoring Services. CTS hereby offers its
                Blackbird Platform Monitoring Services described in Section 2.5 below (the "Blackbird Platform Monitoring Services"), subject to the terms and conditions set forth in this Agreement.

             c. Backup & Restore Support Services. CTS hereby offers support services for its Backup & Restore product as described in
                Section 2.6 below (the "Backup & Restore Support Services"), subject to the terms and conditions set forth in this Agreement.

     2.1.2   Selection by Verizon Wireless.

             Verizon Wireless shall select the desired support services as indicated in Exhibit A for each System from the available support services specified in Section 2.1.1, above, and which are more fully described elsewhere in this Agreement (collectively, the "Support Services"). Verizon Wireless' selections for each market shall be reflected on Exhibit A hereto, and may be modified by the mutual written agreement of CTS and Verizon Wireless. Services requested that are not specifically included in Exhibit A will be agreed in advance by the parties and charged as set forth in
             Section 1.5.4(b), above.

     2.2     TECHNICAL SUPPORT SERVICES.

             For each System for which such services were selected on Exhibit A, CTS will perform the Support Services described in this Section 2.2 with respect to the Supported Products for such System.

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     2.2.1   CTS Technical Support Hotline.

             a. General. CTS will maintain a technical support hotline to respond to all technical problems with respect to the System. The current technical support hotline number is (206) 727-6353, and is subject to change with notice to Verizon Wireless. Automatic call distribution will route calls to an available CTS technical analyst. If a technical analyst is not available, the caller will be either routed to a voice mailbox, or asked to hold via a wait queue. Depositing a message in the voice mailbox activates an internal paging system, and the next available technical analyst will promptly return the call during the applicable hours of coverage. Except as otherwise provided under
                Section 2.7.2 below, CTS technical analysts will be able to access to the System via a 56 Kbps connection, and will be able to query the System while a Support Contact is on line. If CTS determines at any time that any CTS on-site technical support is necessary due to the nature of a particular condition or recurring similar conditions, then CTS will make available such personnel as CTS deems appropriate to respond to the condition, so long as Verizon Wireless provides CTS with adequate facilities for such personnel as required by Section 2.7.4 below. Support services include CTS standard automated daily reports; disc space allocation and maintenance; VDD, NPA/NXX, gold list updates and fingerprint database reconciliations based on files sent from Verizon Wireless to CTS in the specified formats; event log maintenance; DCC and Control Channel updates at the RPC as requested by the Verizon Wireless; and Sybase upgrades. Support services also include renaming cell sites performed one day during each quarter of 2001 in a bundled fashion up to 25 sites each quarter. Verizon Wireless will provide CTS with the complete rename information one week in advance of the day the renames are to be performed. Requests for renaming sites on additional dates or in excess of 25 per quarter will be charged in accordance with Section 1.5.4(b).

             b. Commencement of Support. CTS's responsibility to address conditions that affect the System will commence upon CTS's receipt of a telephone call from a Support Contact (via the technical support hotline) identifying the condition to CTS. The CTS technical analyst responding to the call will perform the following during the applicable hours of coverage: (i) identify the condition; and (ii) assess whether the condition is a Priority 1 Incident, Priority 2 Incident, or Priority 3 Incident. Once the above factors are identified, CTS will respond to and resolve the condition as described in Section
                2.2.2 below.

             c. Hours of Coverage. CTS technical analysts will be available during Normal Business Hours to provide the technical support described in this Section 2.2.

     2.2.2   Response and Resolution Procedures.

             a. CTS's response and resolution procedures for conditions that affect the System are determined by the severity of the condition (i.e., Priority 1 Incident, Priority 2 Incident, and Priority 3 Incident), as described in this Section 2.2.2. Response to a condition will involve an initial period for identification of the source of the problem, which may require Verizon

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                Wireless' assistance, including, without limitation,
                assistance with inspecting the condition of Hardware, cooperative troubleshooting with respect to network connectivity, and providing sufficient examples of any anomalies reported with System data or functioning.

             b. Priority 1 Incident. If CTS determines that a Priority 1
                Incident has occurred, CTS will begin working to identify the source of the problem within one (1) normal business hour after commencement of CTS support (as described in Section 2.2.1(b)) for the Priority 1 Incident and will continue to work on identifying the source of the problem during Normal Business Hours until the problem is identified. If the problem is identified as a problem with any Supported Product, CTS will work to correct the problem as follows:

                i. Problem identified with Licensed Programs: CTS will work to correct the problem during Normal Business Hours until (i) a reasonably satisfactory correction is achieved or (ii) CTS determines that a correction is commercially impractical, in which case CTS will then work to provide Verizon Wireless with a commercially reasonable circumvention of the problem.

                ii. Problem identified with Hardware: CTS's responsibilities for correcting Hardware problems will be determined by the type of Hardware and Verizon Wireless' selection of hardware maintenance.

                If a Priority 1 Incident, (a) occurs in Los Angeles, San Francisco, Sacramento or Atlanta, or (b) occurs in any two markets simultaneously, then CTS shall have ten (10) business days from the time it is notified to resolve such Priority 1 Incident. Otherwise, CTS will be deemed to have materially breached this Agreement. , CTS shall have no liability under this Section to the extent that (a) the condition or any delay in CTS meeting its obligations under this Section is due in whole or in part, to any cause beyond CTS's reasonable control or cause that is not attributable to any System, or (b) the condition pertains to the CTS-Certified Hardware described in
                Section 2.4.2(d), below. In the event such cause is out of CTS's reasonable control, CTS shall provide Verizon Wireless written notice of such cause and shall seek Verizon Wireless approval/waiver of this provision, such approval will not be unreasonably withheld by Verizon Wireless.

             c. Priority 2 Incident. If CTS determines that a Priority 2
                Incident has occurred, CTS will begin working to identify the source of the problem within nine (9) normal business hours after commencement of CTS support (as described in Section 2.2.1.(b)) for the Priority 2 Incident and will continue to work on identifying the source of the problem during CTS's Normal Business Hours until the problem is identified. If the problem is identified as a problem with any Supported Product, CTS will work to correct the problem as set forth in Section 2.2.2(b) above.

             d. Priority 3 Incident. If CTS determines that a Priority 3
                Incident has occurred, CTS will begin working to identify the source of the problem within ten normal business days during CTS's Normal Business Hours. If the problem

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                is identified as a problem with any Supported Products, CTS will work to correct the problem as set forth in Section 2.2.2(b) above.

     2.2.3   Maintenance Releases.

             CTS may provide Maintenance Releases to Verizon Wireless for such System at no additional charge, so long as Verizon Wireless is not in default of its payment obligations hereunder. Maintenance Releases, if provided, will be delivered to each site, either via tape, diskette media, or network connection, as determined by CTS in consultation with Verizon Wireless.

     2.2.4   Changes in Condition.

             If the severity of a condition requiring Support Services hereunder changes (e.g., a Priority 2 Incident becomes a Priority 1 Incident due to a change in relevant circumstances), then the timeframes governing CTS's response and resolution of the problem will be modified accordingly to comport with the timeframes for the new level of priority as outlined in Section 2.2.2 above. The applicable new timeframes will be measured from the time at which CTS receives notification of the change in condition.

2.3 SOFTWARE SUBSCRIPTION SERVICES.

     CTS will provide New Releases to Verizon Wireless for such System at no additional charge, so long as Verizon Wireless is not in default of its payment obligations hereunder. New Releases, if provided, will be delivered to each site, either via tape, diskette media, or network connection, as determined by CTS in consultation with Verizon Wireless. If Verizon Wireless does not pay CTS the Aggregate Fee as set forth in Section 1.5.3, above, then CTS, in its discretion, may provide New Releases for such System to Verizon Wireless on such terms and conditions and for such fees as the parties may mutually agree to in writing.

2.4 CELL SITE HARDWARE MAINTENANCE.

     2.4.1   CTS On-Site Maintenance.

             a. Maintenance. For those markets shown on Exhibit A in which
                Verizon Wireless has selected CTS On-Site Maintenance, CTS will perform the Support Services described in this Section 2.4.1 with respect to the Cell Site Hardware for a System. CTS's responsibilities for such Support Services are determined by the severity of the condition that affects the System (i.e., Priority 1 Incident, Priority 2 Incident and Priority 3 Incident). CTS will staff the on-site maintenance from Seattle and will schedule trips in advance to service the selected Systems with adequate frequency to provide repairs on a timely basis while keeping costs as low as possible. CTS and Verizon Wireless agree that the frequency and level of on-site service provided during the calendar year 2000 under the agreements with the Prior Companies has been satisfactory and is expected to be maintained during the term of this Agreement.

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             b. Repair and Replacement Procedures. Arrangements for the repair or replacement of Cell Site Hardware will be arranged and scheduled through the CTS technical support hotline. CTS will determine in its discretion whether Cell Site Hardware requires repair or replacement. All Systems will have replacement parts (RMA parts) for Cell Site Hardware components supplied by CTS at no charge. Replacements for Cell Site Hardware components will be new or serviceable used parts equivalent to new in performance. Replacement parts will be shipped via air carrier to the relevant site, and all costs of shipping Cell Site Hardware components to and from Verizon Wireless and risk of loss during each shipment will be the responsibility of CTS. Verizon Wireless shall return the replaced parts in the shipping materials used by CTS within fifteen (15) business days of receipt of the replacement parts.

    2.4.2    CTS Support for Verizon Wireless On-Site Maintenance.

             a. General. Verizon Wireless On-Site Maintenance is selected by
                Verizon Wireless for a System in which CTS On-Site Maintenance is not selected on Exhibit A, and the following provisions shall apply: (i) Verizon Wireless will be responsible for the repair or replacement of affected Cell Site Hardware components according to the procedure set forth below; and (ii) CTS will be responsible for providing maintenance Documentation and telephone technical assistance, as described below.

             b. Telephone Technical Assistance. During the applicable hours of coverage, CTS will provide technical assistance for Verizon Wireless On-Site Maintenance through the CTS technical support hotline. Arrangements for such technical assistance will be arranged and scheduled through the CTS technical support hotline at least two (2) business days in advance.

             c. Repair and Replacement Procedures; Spare Parts. Verizon Wireless
                shall perform repair or replacement of affected Cell Site Hardware components in full compliance with this Agreement and the terms of all maintenance Documentation supplied by CTS. CTS will supply spare parts to Verizon Wireless on an as needed basis for the direct repair or replacement of Cell Site Hardware. CTS will determine in its discretion whether Cell Site Hardware requires repair or replacement. Replacements for Cell Site Hardware components will be new or serviceable used parts equivalent to new in performance. Arrangements for the shipment of spare parts will be made through the CTS technical support hotline. CTS will use commercially reasonable efforts to process the shipment of spare parts on an expedited basis to the relevant Verizon Wireless Facility. All components removed from Cell Site Hardware shall be shipped by Verizon Wireless via air carrier to CTS's facilities in Seattle, Washington, or to other facilities designated by CTS, within fifteen (15) business days after Verizon Wireless' receipt of the corresponding replacement component from CTS, and will become the property of CTS upon receipt. In the event that such replaced parts are not returned to CTS within 30 days following receipt of the replacement parts, CTS shall charge Verizon Wireless for the cost of the replacement parts in accordance with its current price list for such parts. Such charge may be made pursuant to the blanket purchase order referred to in Section 1.5.3(b). CTS

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                will provide reasonable detailed notice to Verizon Wireless of any charges posted against the blanket purchase order. All costs of shipping spares, repaired or replacement components, or exchanged components from the relevant Verizon Wireless Facility, the risk of loss during each shipment, and the proper storage of components at Verizon Wireless facilities will be the responsibility of Verizon Wireless. All costs of shipping spares or repaired or replacement components to the relevant Verizon Wireless Facility and the risk of loss during each shipment will be the responsibility of CTS.

             d. HP and Cisco Maintenance. For CTS-Certified Hardware. Verizon
                Wireless elects to have CTS renew its existing HP and Cisco maintenance contracts for support services with respect to Verizon Wireless' CTS-Certified hardware for those markets indicated in Exhibit A. CTS will be Verizon Wireless' point of contact for all support required in all markets. CTS will then coordinate with either Verizon Wireless and/or the third-party hardware manufacturer as necessary. Verizon Wireless will pay CTS fees for such re-marketed support services. The fees for 2001 for Cisco are $40,756 and for HP are $137,000. These fees are due and payable to CTS January 31, 2001.

2.5 BLACKBIRD PLATFORM MONITORING SERVICES.

     For those markets shown on Exhibit A in which Verizon Wireless has selected Blackbird Platform Monitoring Services, then CTS will perform periodic remote monitoring of the status and condition of such System during Normal Business Hours. Such Blackbird Platform Monitoring Services consist of monitoring the status and condition of Supported Products and network connections, and include the monitoring of: (i) the functionality of major software processes; and (ii) the connectivity among Supported Products and between Supported Products and Verizon Wireless' network. If, in the performance of Blackbird Platform Monitoring Services, CTS detects a condition that negatively affects the System, CTS will respond to and resolve such condition in accordance with the applicable support service options selected by Verizon Wireless for such System under this Agreement.

2.6 BACKUP & RESTORE SUPPORT SERVICES.

     For those markets shown on Exhibit A in which Verizon Wireless has selected Backup & Restore Support Services, then CTS will perform the following services:

     2.6.1   CTS-Proprietary Components.

             CTS will perform Base Support Services for the CTS-proprietary components of the Backup & Restore product supplied by CTS for such System. Such services include the Technical Support Services described in Section 2.2 above, but do not include the provision of New Releases or CTS On-Site Maintenance for such software. Backup & Restore Support Services shall be provided only during Normal Business Hours.

    2.6.2    Third-Party Components.

             With respect to the third-party components of the Backup & Restore product supplied by CTS for such System, CTS support service will be limited to passing

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             through to Verizon Wireless the support and maintenance terms that
             CTS is allowed to pass through to Verizon Wireless by the applicable CTS supplier.

2.7 ADDITIONAL VERIZON WIRELESS RESPONSIBILITIES.

     2.7.1   Support Contacts.

             Verizon Wireless shall designate, and will provide CTS with the name, address, and telephone number of at least one (1) primary and one (1) back-up support contact for each applicable System (collectively, the "Support Contacts"). Such Support Contacts will:
             (a) contact Verizon Wireless' trained in-house technical support personnel who will conduct preliminary problem identification/ troubleshooting for any condition identified by Verizon Wireless which affects such System, which includes performing the troubleshooting/problem identification procedures set forth in the Documentation; and (b) notify CTS (via the CTS technical support hotline) within one (1) hour after the detection of any condition affecting such System. If Verizon Wireless does not have in-house technical support personnel to provide the required preliminary problem identification/troubleshooting, then CTS may perform such work and Verizon Wireless will pay CTS for same at CTS's then-current rates. In addition to the technical support personnel described above, Verizon Wireless shall designate and maintain technical subject matter experts, to whom technical problems can be escalated for resolution. Such experts shall include at least one networking engineer, responsible for administration of Verizon Wireless' network infrastructure with which the System interfaces.

    2.7.2    WAN Access to System.

             Verizon Wireless will, at its expense, provide CTS with access to each System through a 56 Kbps network connection to enable CTS to perform its obligations under this Agreement. This network connection can be the same network connection required under
             Section 3.3.4 below.

    2.7.3    Verizon Wireless' Network.

             Verizon Wireless acknowledges that data relevant to System performance will be transmitted through a portion of Verizon Wireless' network. Verizon Wireless will be responsible for maintaining and continuously monitoring such portion of its network. If, in the performance of such monitoring, Verizon Wireless detects any condition that may affect a System, Verizon Wireless will promptly notify CTS of such condition and coordinate with CTS in the troubleshooting and resolution of such network condition.

    2.7.4    Facilities and Supplies; On-Site Representatives.

             Verizon Wireless will provide CTS with such access to Supported Products as CTS deems necessary to perform its Support Services during the hours of coverage specified in this Agreement. In addition, Verizon Wireless will promptly provide at no cost to CTS:
             (i) adequate and safe working facilities which, in the opinion of CTS, are necessary or appropriate in connection with the performance of this Agreement; (ii) operating supplies and consumables at the relevant site; and (iii) electrical work

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             external to the Supported Products. Upon CTS's written request,
             Verizon Wireless will make available an experienced and properly qualified representative of Verizon Wireless at the relevant site and at the relevant times during which services are being performed by CTS's personnel or subcontractors.

    2.7.5    Data.

             Verizon Wireless is and shall at all times continue to be responsible for maintaining a procedure external to each System for the back up of files, data, programs, and other information used as part of the System, and for the restoration and reconstruction of any loss or alteration of such files, data, programs, or information. Except as expressly set forth in this Agreement, CTS shall have no responsibility or liability for any loss or alteration of files, data, programs, or other information used as part of a System.

    2.7.6    Relocation.

             Verizon Wireless will not relocate or reinstall any Supported Products, unless: (i) CTS is provided with written notice of any relocation or reinstallation within a particular site or building at least forty-eight (48) hours before such relocation or reinstallation; (ii) CTS is provided written notice of any other relocation or reinstallation at least fourteen (14) days before such relocation or reinstallation; (iii) the Supported Products are relocated or reinstalled at a site which is located within any "Licensed Market," as such term is defined in the License Agreement, and which meets all of the Infrastructure and Environmental Requirements; and (iv) the Supported Products are installed at such site by CTS or a CTS-certified installer. Only Supported Products which are relocated or reinstalled at another site in accordance with this subsection will continue to be serviced under this Agreement and continue to be subject to any applicable warranties provided for such Supported Products under the License Agreement. Verizon Wireless will be responsible for all fees, costs, expenses, and damages incurred in connection with any relocation of Supported Products, except that Verizon Wireless will not be responsible for CTS's costs or expenses in connection therewith if the relocation is necessary due to the fault of CTS.

    2.7.7    Causes Beyond CTS's Control.

             Verizon Wireless will be responsible for any support services required due to any of the following: (i) improper use or neglect;
             (ii) support or use of the Licensed Programs or Hardware in a manner contrary to that specified in this Agreement, or Documentation provided by CTS; (iii) work performed by personnel other than CTS personnel or subcontractors or other persons certified by CTS to perform such work pursuant to the appropriate CTS training program; (iv) site conditions that do not conform to the Infrastructure and Environmental Requirements; or (v) any other cause beyond CTS's control. If support or maintenance of any Supported Product is required to return it to eligibility for coverage under this Agreement, CTS will offer to perform such maintenance on a time and materials basis at its then-current rates prior to placing the Supported Product under this Agreement.

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                    ARTICLE III. ROAMING PROTECTION SERVICES

3.1 THE SERVICE.

     3.1.1   Commencement of Service.

             Verizon Wireless hereby agrees to retain CTS to perform the Service, as defined herein, and CTS hereby agrees to perform such Service for Verizon Wireless, subject to payment of the Aggregate Fee and other terms and conditions set forth in this Agreement. CTS and Verizon Wireless will agree on the commencement of Service for a given System pursuant to the selections made on Exhibit A to the Services Agreement. "Service" shall be defined as the transmission of Call Data through the CTS Network for subscribers roaming in other CTS Blackbird markets: (i) between Connected Systems, or (ii) between a Connected System and another system within the United States connected to the CTS Network with CTS's written approval.

     3.1.2   License Regarding Non-Verizon Wireless Call Data.

             Subject to the terms of this Agreement, CTS hereby: (i) grants to Verizon Wireless a non-exclusive, non-transferable right and license (the "License") to use the portion of Call Data owned by other Service Users or CTS solely for the purpose of detecting and preventing cellular roaming cloning fraud by operation of each Connected System; and (ii) agrees to provide such Call Data to Verizon Wireless for such limited purpose. Such License and agreement to provide Call Data shall be effective with respect to a Connected System for so long as CTS provides Service for such System during the term of this Agreement. The License sets forth the entirety of Verizon Wireless' rights in connection with the portion of Call Data owned by other Service Users or CTS. Accordingly, Verizon Wireless shall not use, or permit any Third Party to use or have access to, such Call Data for any purpose other than as expressly set forth in this section, without the express prior written approval of CTS.

     3.1.3   License Regarding Verizon Wireless Call Data.

             Verizon Wireless hereby: (i) grants to CTS and each Service User a non-exclusive, non-transferable, and royalty-free right and license to use the portion of Call Data owned by Verizon Wireless solely for the purpose of detecting and preventing cellular roaming cloning fraud by operation of one or more systems comprised of the CTS Blackbird(R) Platform and PreTect(TM) fraud prevention application; and (ii) agrees to provide such Call Data to CTS and each Service User for such limited purpose. Such license and agreement to provide Call Data shall be effective with respect to Call Data transmitted from a Connected System to the CTS Network for so long as CTS provides Service for such System during the term of this Agreement. Such license sets forth the entirety of CTS's rights in connection with the portion of Call Data owned by Verizon Wireless (which portion shall expressly exclude the CTS-proprietary information described in Section 1.1.3(ii), above). Accordingly, CTS shall not use, or permit any third party to use or have access to, the portion of Call Data owned by Verizon Wireless for any purpose other than as expressly set forth in this subsection, without the express prior written approval of Verizon Wireless.

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3.2 MAINTENANCE OF CTS NETWORK.

     CTS shall be responsible for maintaining all aspects of the CTS Network, including all components of the CTS Network located at Verizon Wireless Facilities (but not including maintaining the site conditions required under the Infrastructure and Environmental Requirements, which is the responsibility of Verizon Wireless). CTS shall have the exclusive right, in its discretion, to inspect, service, repair, replace, modify, or enhance any aspect of the CTS Network at any time during the term of this Agreement, subject to the provisions of Section 3.3 below. CTS reserves the right to suspend Service for a planned service outage caused by scheduled maintenance or planned enhancements or modifications to the CTS Network; provided, that if necessary, at Verizon Wireless' request, such planned service outage shall occur outside Verizon Wireless' high volume service hours. CTS will notify Verizon Wireless of a planned service outage in advance. Support for the Service will be provided during Normal Business Hours.

3.3 ADDITIONAL VERIZON WIRELESS RESPONSIBILITIES.

     3.3.1   Access.

             Verizon Wireless shall at all times cooperate with CTS and provide CTS with such access to Verizon Wireless Facilities as CTS reasonably requires for the purpose of installation, inspection, maintenance, service, repair, replacement, modification, enhancement, relocation, and/or removal of any or all components of the CTS Network located at Verizon Wireless Facilities and for the purpose of performing any other actions contemplated by this Agreement; provided, that if necessary, at Verizon Wireless' request, such access shall occur outside Verizon Wireless' high volume service hours.

     3.3.2   Prohibited Actions.

             Verizon Wireless shall not, internally or in conjunction with any other person or entity, and shall not permit or assist any person or entity to, do or attempt to do any of the following without the express prior written approval of CTS: (i) remove, obscure, conceal, or alter any notices or legends appearing in or on any component of the CTS Network indicating CTS's ownership of such component; (ii) tamper with, modify, alter, repair, replace, relocate, disconnect, connect anything to, or remove any component of the CTS Network; (iii) obtain access to or modify, alter, or destroy any Call Data of any other Service User, by or through any means or devices whatsoever, for any reason whatsoever; or (iv) use any other means or devices to circumvent the purposes of this Agreement or to obtain Service with the intent to avoid payment, in whole or in part, of additional applicable fees for the Service and the License. Verizon Wireless shall promptly notify CTS in writing of any facts of which Verizon Wireless is aware which might constitute a violation of this subsection.

     3.3.3   Relocation.

             If CTS approves any relocation of components of the CTS Network, as required by Section 3.2 above, then such relocation shall be conducted by CTS, except as the parties otherwise agree to in writing. The site at which such components are

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             relocated shall be within the same Licensed Market and shall meet all of the Infrastructure and Environmental Requirements. Verizon Wireless shall be responsible for all fees, costs, expenses, and damages incurred in connection with any relocation of components of the CTS Network performed at Verizon Wireless' request.

     3.3.4   WAN Access.

             Verizon Wireless will, at its expense, provide CTS with access to each Connected System through a 56 Kbps network connection to enable CTS to perform its obligations under this Agreement. This network connection can be the same network connection required under Section 2.7.2 above.

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                          ARTICLE IV. SOFTWARE LICENSE

4.1. LICENSE OF SOFTWARE.

     4.1.1   Grant of License.

             Subject to the terms of this Agreement, CTS hereby grants to Verizon Wireless a non-exclusive, non-transferable license (the "License") to use the Licensed Programs and Documentation for the purpose of operating a System for its intended use, as described in the Specifications, within each Licensed Market. The term of the License granted above shall be perpetual for all Licensed Programs and Documentation licensed and furnished hereunder for the purpose of operating Systems installed prior to the expiration or termination of this Agreement, subject to the terms of Section 1.3.3, above.

     4.1.2   License Limitations.

             a. The License sets forth the entirety of Verizon Wireless' rights in connection with the Licensed Programs, Documentation, and all Intellectual Property Rights in connection with the Licensed Programs and Documentation. Accordingly, Verizon Wireless shall not: (i) use the Licensed Programs or Documentation for any purpose other than as expressly set forth in Section 4.1.1 above; or (ii) permit any Third Party to use or have access to any Licensed Programs or Documentation without the express prior written approval of CTS (except for Verizon Wireless' representatives who are authorized by Verizon Wireless to use Licensed Programs and Documentation in accordance with this Agreement and for whom Verizon Wireless is responsible under the Nondisclosure Agreement).

             b. Without limiting the generality of the foregoing, Verizon
                Wireless shall not directly or indirectly do any of the following (except as expressly set forth in this Agreement or other written agreement between CTS and Verizon Wireless): (i) sublicense any rights under the License; (ii) print or copy the Licensed Programs, other than such number of copies as authorized by CTS in the Documentation for use solely by Verizon Wireless in accordance with this Agreement; (iii) print or copy the Documentation, other than copies for use solely by Verizon Wireless in accordance with this Agreement and subject to the Nondisclosure Agreement; (iv) modify or prepare derivative works of the Licensed Programs or Documentation; (v) reverse engineer, decompile, disassemble, or otherwise create, or attempt to create, or assist others to create, the source code form of any Licensed Programs or a product functionally equivalent to the System or any Licensed Programs, unless created without the use of any Licensed Programs or other Confidential Information of CTS; or (vi) remove, obscure, or alter any Intellectual Property Right or confidentiality notices or legends appearing in or on any Licensed Programs or Documentation. In addition, with respect to the notices and legends described above, Verizon Wireless shall: (a) ensure that each copy or reproduction of all or any portion of the Licensed Programs or Documentation includes all such notices and legends; and (b) upon CTS's reasonable prior written notice, provide CTS with reasonable access to

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                Verizon Wireless' records and facilities for the
                limited purpose of auditing and verifying Verizon Wireless' compliance with the terms of this Section 4.1.2(b).


     4.1.3   New Releases, Maintenance Releases, and Customizations.

             a. New Releases. CTS will provide any New Releases for each System in operation as of the date hereof to Verizon Wireless at no additional charge, so long as this Agreement remains in full force and effect and Verizon Wireless is not in breach or default under this Agreement or any the Support Services Agreement. Otherwise, CTS, in its discretion, may provide New Releases for such System to Verizon Wireless on such terms and conditions and for such additional fees as the parties may mutually agree to in writing. The parties acknowledge that New Releases may require the purchase of new or additional hardware or software.

             b. Maintenance Releases. CTS may provide any Maintenance Releases for each initial System in operation as of the date hereof to Verizon Wireless at no additional charge, so long as Verizon Wireless so long as the Support Services Agreement remains in full force and effect and Verizon Wireless is not in breach or default under this Agreement or the Support Services Agreement. Otherwise, CTS, in its discretion, may provide Maintenance Releases for such System to Verizon Wireless on such terms and conditions and for such additional fees as the parties may mutually agree to in writing.

             c. Customizations. Verizon Wireless may, from time to time, wish to have certain features of the Licensed Programs customized to its specifications. CTS shall have the exclusive right to make and deliver such Customizations. All Customizations will be performed pursuant to one or more separate, written agreements between CTS and Verizon Wireless, which shall specify the deliverables, milestones, compensation, confidentiality requirements, use restrictions, and other terms, conditions, and procedures as CTS and Verizon Wireless may mutually agree to with respect to such Customizations.

4.2 SOURCE CODE.

     In the event CTS becomes insolvent, ceases to carry on business on a regular basis or fails to perform its maintenance obligations herein, CTS shall furnish the latest version of Software source code, operating and design documentation, training material and any other necessary information to enable Verizon Wireless to maintain and enhance such Software or to contract with others for such work

4.3 PROPRIETARY RIGHTS.

     4.3.1 The License shall not transfer any title to or ownership in the Licensed Programs or Documentation, or any Intellectual Property Rights in connection with the Licensed Programs and/or Documentation, from CTS to Verizon Wireless. Accordingly, subject only to the License, all right, title, and interest in and to the Licensed Programs and Documentation, and all Intellectual Property Rights in connection with the Licensed Programs and/or Documentation, are and shall at all times remain the

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             exclusive property of CTS or its licensor(s). CTS may use, sell, assign, transfer and license rights relating to the Licensed Programs and/or Documentation to any Third Party for any purpose free from any claim of Verizon Wireless.

     4.3.2 CTS and Verizon Wireless each own certain trade names, logos, trademarks, and service marks used in identifying and marketing their respective technology, products, and services (collectively, "Trademarks"). Each party recognizes and consents for all purposes that all Trademarks of the other party, whether or not registered, constitute the exclusive property of such other party and will not be used except as approved by such other party in advance and in writing, nor shall either party use any confusingly similar Trademarks of the other party. Nothing contained in this Agreement shall be construed as conferring any additional rights upon either party to use in advertising, publicity, or other promotional activities any Trademark of the other party.

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                           ARTICLE V. ENTIRE AGREEMENT

5.1 ENTIRE AGREEMENT.

     5.1.1 This Agreement, together with all attachments, constitutes the entire agreement between Verizon Wireless and CTS with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written representations with regard to the subject matter. This Agreement may not be amended or modified without specific written provision to that effect, signed by both parties.

     5.1.2 The parties agree that by the execution of this Agreement, the following agreements by and among CTS and GTE Wireless Services Corporation be and hereby are terminated: (i) the Master Purchase and License Agreement dated as of August 1, 1999, (ii) the Support Services Agreement dated as of August 1, 1999, (iii) the Roaming Protection Services Agreement dated as of August 1, 1999, (iv) the Source Code Escrow Agreement dated as of August 1, 1999, and (v) all Market Purchase Agreements dated as of August 1, 1999; and all exhibits, schedules, addenda, amendments, and supplements to, and restatements of, the foregoing agreements.

     5.1.3 Upon termination of this Agreement each Party hereby releases the other from all obligations under any prior agreements.

5.2 COUNTERPARTS.

     This Agreement may be signed in one or more counterparts, each of which shall be considered an original and which shall, taken together, constitute this Agreement.

5.3 SIGNATURES

IN WITNESS WHEREOF, CTS and Verizon Wireless have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date first written above.

CELLCO PARTNERSHIP,                           Cellular Technical Services
d.b.a. VERIZON WIRELESS:                      COMPANY, Inc:


By:                                           By:
      ---------------------------------             ---------------------------

Name: Lowell C. McAdam                        Name: Bruce R. York
      ---------------------------------             ---------------------------

Title: Executive Vice President and COO       Title: Chief Financial Officer
      ---------------------------------             ---------------------------

Date: Date:
      ---------------------------------             ---------------------------

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